Pricing Supplement Dated March 13, 2002         Rule 424(b)(3)
(To Prospectus dated June 18, 2001 and          File Nos. 333-62516,
Prospectus Supplement dated July 20, 2001)      333-62516-01, 333-62516-02,
                                                333-62516-03, 333-62516-04
THE BANK OF NEW YORK COMPANY, INC.

Senior Subordinated Medium-Term Notes Series E
(U.S. $ Fixed Rate)
_________________________________________________________________

Trade Date: March 13, 2002         Original Issue Date: March 27, 2002
Principal Amount: $25,000,000      Net Proceeds to Issuer: $24,695,000
Issue Price: 98.78%                Agent's Capacity:
Selling Agent's                    x Principal Basis      Agency Basis
Commission/Discount: 1.22%
Interest Rate: 6.65% per annum     Interest Payment Dates:
Maturity Date: March 27, 2017      Monthly on the 27th day of each month
                                   commencing April 27, 2002


__________________________________________________________________
Form:       x     Book Entry
                  Certificated

Redemption:
                  The Notes cannot be redeemed prior to maturity
           x The Notes may be redeemed prior to maturity commencing March 27, 2005 and on the 27th day of each month thereafter on 30 calendar days notice.

      Initial Redemption Date: March 27, 2005

      Initial Redemption Percentage: 100%

      Annual Redemption Percentage Reduction: N/A

Repayment:

           x      The Notes cannot be repaid prior to maturity
                  The Notes can be repaid prior to maturity at the option of the holder of the Notes

      Optional Repayment Date:   N/A

      Optional Repayment Price:  N/A

Discount Note:     Yes      x   No

The defeasance and covenant defeasance provisions of the Senior Subordinated Indenture described under "Description of Senior Debt Securities and Senior Subordinated Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus will apply to the Notes. The Notes described herein are being Purchased by Bear Stearns & Co., Inc. (the "Agent"), as principal, on the terms and conditions described in the Prospectus Supplement under the caption "Plan of Distribution of Medium-Term Notes." The Notes will be sold to the public at varying prices relating to prevailing market prices at the time of resale as determined by the Agent. The net proceeds to the Company will be $24,695,000.


                             Bear Stearns & Co., Inc.